Exhibit 99.1

Proxim Corporation Updates Fourth Quarter 2004 Financial Guidance

SUNNYVALE, Calif., Dec. 29 — Proxim Corporation (Nasdaq: PROX — News), a global leader in wireless networking equipment for Wi-Fi and wide area networks, today updated its financial guidance for the fourth fiscal quarter of 2004. Proxim now expects fourth quarter 2004 revenue will be in the range of $22 million to $24 million, compared to the $32 million to $35 million target previously provided in October 2004. Based on revenue in this range, Proxim expects to report a non-GAAP or operating pro-forma loss per share in the range of ($.34) to ($.29) for the fourth fiscal quarter of 2004, which compares to the target range previously provided for the quarter of ($.14) to ($.09). At this time, Proxim is unable to provide guidance on its projected GAAP loss per share results.

Factors contributing to the revised financial guidance for the fourth quarter revenue include the following:

•	Lower than expected wireless carrier revenue due to continued carrier consolidation and delayed deployments;

•	Lower than expected Wi-Fi product revenue due to two primary factors:

–	An unforeseen Wi-Fi pricing action from Cisco Systems, Inc. and resulting pricing pressure; and

–	Delayed transitions from the ORiNOCO AP-2000 platform to the ORiNOCO AP-4000 platform within key OEM accounts; and

•	Unexpected Tsunami MP.11 Model 5054R product availability issues that have prevented product shipments on several transactions.

The foregoing information regarding management’s current expectation of anticipated quarterly results is forward-looking and preliminary. Final, actual results might vary, depending upon Proxim’s ability to complete pending sales transactions during the remainder of the fourth fiscal quarter, completion of quarter-end close procedures and review by Proxim’s independent accountants. More information on Proxim’s fiscal fourth quarter performance, including its GAAP results, will be communicated during Proxim’s regularly scheduled quarterly earnings call. The Company expects to announce its final results for the first quarter after the market close on January 27, 2005. Details regarding the January 27, 2005 conference call will be provided in a separate press release.

About Proxim

Proxim® Corporation is a global leader in wireless networking equipment for Wi-Fi and broadband wireless networks. The company provides enterprise and service provider customers with wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. Product families include the Award-winning ORiNOCO Wi-Fi products, Tsunami Ethernet bridges, and Lynx point-to-point digital radios. Proxim is a principal member of the WiMAX Forum™ and a member of the Wi-Fi® Alliance. The company is publicly traded on the NASDAQ under the symbol PROX and is on the Web at www.proxim.com.

Safe Harbor

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning Proxim’s updated financial guidance for the fourth quarter of 2004 and the Company’s belief that product transition issues are addressable, and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to: Proxim’s financial results for the fourth quarter of 2004 differing from the updated guidance as a result of the Company’s ability or inability to complete pending sales transactions as well as additional information from distributors regarding sales of the Company’s products in the channel; results for the fourth quarter of 2004 varying depending on the final determination of revenue, cost of revenue, operating expenses and charges and any adjustments resulting from review of the Company’s independent accountants and the audit committee; Proxim’s efforts to address transitions of product platforms not succeeding; the market for Proxim’s products; and not growing as anticipated or Proxim not taking advantage of market opportunities due to competition, product performance, product pricing, product supply or other issues and other risks and uncertainties associated with Proxim’s business. For additional information regarding risks relating to Proxim’s business, see Proxim Corporation’s Form 10-K for the year ended December 31, 2003 and Forms 10-Q for quarters ended April 2, 2004, July 2, 2004 and October 1, 2004. Current Reports on Form 8-K, and other relevant materials filed by Proxim with the Securities and Exchange Commission. Proxim assumes no obligation and does not intend to update these forward-looking statements.

Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Proxim uses non-GAAP, or pro forma, measures of operating results, net income/loss and income/loss per share, which are adjusted to exclude certain costs, expenses, gains and losses that we believe are useful to enhance the overall understanding of our financial performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a supplemental understanding of Proxim’s underlying operational results and trends. Adjusted pro forma results are among the primary indicators management uses as a basis for planning and forecasting our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for Proxim’s financial results prepared in accordance with generally accepted accounting principles in the United States. At this time, Proxim is unable to provide preliminary GAAP loss per share results or a reconciliation of preliminary pro forma to GAAP loss per share results for the fourth quarter of 2004, primarily due to the Company’s need to complete a valuation of the induced conversion charge related to the conversion of preferred stock to common stock during the fourth quarter of 2004 and the determination of certain other related charges.